Exhibit 99.1

TO:	The Board of Directors and Officers of UNS Energy Corporation
FROM:        Todd Hixon, Vice President and General Counsel

RE:	Trading Restrictions Associated with the Close of the UNS Energy Corporation Stock Fund in the Tucson Electric Power Company 401(k) Plan
DATE:        August 11, 2014
Section 306(a) of the Sarbanes-Oxley Act prohibits certain securities transactions during blackout periods applicable to individual account plans such as the Tucson Electric Power Company 401(k) Plan (the “Plan”). We write to inform you of an upcoming blackout period in connection with the proposed merger by and between UNS Energy Corporation (UNS Energy) and a subsidiary of Fortis Inc. (the Merger).

In connection with the Merger, UNS Energy common stock and the UNS Energy Corporation Stock Fund (the UNS Energy Fund) will be eliminated as investment options in the Plan. Unless otherwise directed by the participants, all amounts held in the UNS Energy Fund will be directed to the Plan’s qualified default investment alternative. In order to implement this change: (i) all Plan participants will temporarily be unable to make exchanges or asset allocation changes to or from amounts invested in the UNS Energy Fund, and (ii) those Plan participants with amounts invested in the UNS Energy Fund will temporarily be unable to request a loan, withdrawal, or final distribution from their Plan accounts. The temporary blackout period is expected to begin at 4 p.m. eastern time on August 11, 2014 and end sometime during the week of August 18, 2014. The actual dates of the temporary blackout period are dependent on the closing of the Merger, which is dependent on final approval from the Arizona Corporation Commission. As such, the timing of the blackout period is subject to change. During the temporary blackout period, you will be unable to facilitate any transaction involving UNS Energy common stock that was acquired in connection with your service as a UNS Energy director or officer.

If you have questions about this notice or you would like more information regarding the blackout period, please contact Steve Bracamonte, Director, Compensation & Benefits, 88 East Broadway Blvd., Tucson, Arizona, 85701, 520-917-6603.